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         CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Annual Report
(Form 10-K) of Cutter & Buck Inc. of our report dated June 9, 2000, included in the Annual Report to Shareholders of Cutter & Buck Inc. for the year ended April 30, 2000.

     Our audits also included the financial statement schedule of Cutter & Buck Inc. listed in the Index at Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this schedule based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We also consent to the incorporation by reference in the Registration Statements (Forms S-8) pertaining to the 1995 Employee Stock Option Plan, 1995 Nonemployee Director Stock Incentive Plan, 1995 Employee Stock Purchase Plan, 1997 Stock Incentive Plan, and the 1999 Nonemployee Director Stock Incentive Plan of Cutter & Buck Inc. of our report dated June 9, 2000, with respect to the consolidated financial statements and schedule of Cutter & Buck Inc. included in the Annual Report (Form 10-K) for the year ended April 30, 2000.

                                               /s/ ERNST & YOUNG LLP

Seattle, Washington
July 28, 2000